Exhibit F.4


March 4, 1998




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Northeast Utilities
     The Connecticut Light and Power Company
     Western Massachusetts Electric Company
     Public Service Company of New Hampshire
     Holyoke Water Power Company
     North Atlantic Energy Corporation
     File No. 70-8875

Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU" or the "Applicant"). I have acted as counsel to NU in connection with the transaction ("Transaction") contemplated by Post-Effective Amendment No. 7 to the application/declaration, as amended, in the above-referenced file (the "Application"). This opinion is given to you with respect to the Transaction pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the same meanings as set forth in the Application.

     In connection with this opinion, I have reviewed or caused to be reviewed the Application and the exhibits thereto, NU's charter documents, as amended to the date of this opinion, the proceedings of its shareholders and board of trustees to date and such other papers, documents and records, and have made or caused to be made such examination of law, as I deemed relevant and necessary in order to give this opinion.

     The opinions set forth herein are qualified in their entirety as follows: (a) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the Commonwealth of Massachusetts; and (b) no opinion is expressed as to the securities laws of any state.

     Based on and subject to the foregoing, I am of the opinion that:

     1. All state laws applicable to the Transaction were complied with at the time such Transaction was consummated.

     2. NU is, and was at the time such Transaction was consummated, validly organized and duly existing under the laws of the Commonwealth of Massachusetts.

     3. The Notes issued to banks by NU, as contemplated in the Transaction are valid and binding obligations of the Applicant in accordance with their respective terms.

     2. The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by NU or any associate company thereof.

     3. The Transaction contemplated was carried out in accordance with the Application.

     I am a member of the Bar of the State of New York. As to matters involving the laws of other jurisdictions, I have made study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bars of such other jurisdictions.

                              Very truly yours,
                              /s/Jeffrey C. Miller
                              Senior Counsel
                              Northeast Utilities Service Company